                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO 1664 DATED 7 DECEMBER 2006
                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $41,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
          CURRENTLY TOTALING A$381,000,000.00 (A$0 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 (the "Non US prospectus supplement") and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 (the "US prospectus supplement") and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus"). In the case of non US investors, this document constitutes the final terms of the bonds described herein for the purposes of
Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the Non US prospectus supplement, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. In the case of US investors, this document constitutes the final terms of the bonds described herein and must be read in conjunction with the US Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document and the Non US Prospectus or US Prospectus (as applicable). The Non US Prospectus and US Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.   (i)   Issuer:                          Queensland Treasury Corporation

     (ii)  Guarantor:                       The Treasurer on behalf of the Government of Queensland

2.         Benchmark line:                  2017
                                            (to be consolidated and form a single series with QTC 6%
                                            Global A$ Bonds due 14 September, 2017 , ISIN US748305BG31)

3.         Specific Currency or Currencies: AUD ("A$")

4.   (i)   Issue price:                     103.068%

     (ii)  Dealers' fees and commissions    No fee or commission is payable in respect of the issue of
           paid by Issuer:                  the bond(s) described in this Pricing Supplement. Instead,
                                            QTC pays fees and commissions in accordance with the
                                            procedure described in the QTC Offshore and Onshore Fixed
                                            Interest Distribution Group Operational Guidelines.

5.         Specified Denominations:         A$1,000

6.   (i)   Issue Date:                      12 December 2006

     (ii)  Record Date (date on and from    6 March/6 September. Security will be ex-interest on and
           which security is                from 7 March/7 September
           Ex-interest):

     (iii) Interest Payment Dates:          14 March/14 September

7.         Maturity Date:                   14 September 2017

8.         Interest Basis:                  6 per cent Fixed Rate

9.         Redemption/Payment Basis:        Redemption at par

10.        Change of Interest Basis or      Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:             Senior and rank pari passu with other senior, unsecured debt obligations of QTC

     (ii)  Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured
                                            obligations

12.        Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:              6 percent per annum payable semi-annually in arrears

     (ii)  Interest Payment Date(s):         14 March and 14 September in each year up to and including the Maturity Date

     (iii) Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

     (iv)  Determination Date(s):            Not Applicable

     (v)   Other terms relating to the       None
           method of calculating
           interest for Fixed Rate Bonds:

                       PROVISIONS RELATING TO REDEMPTION
14.        Final Redemption Amount:         A$1,000 per bond of A$1,000 Specified Denomination

15.        Early Redemption Amount(s)       Not Applicable
           payable on redemption for
           taxation reasons or on event
           of default and/or the method
           of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.        Form of Bonds:                   Permanent Global Note not exchangeable for Definitive Bonds

17.        Additional Financial             Not Applicable
           Centre(s) or other special
           provisions relating to
           Payment Dates:

18.        Talons for future Coupons or     No
           Receipts to be attached to
           Definitive Bonds (and dates
           on which such Talons mature):

19.        Other terms or special           Not Applicable
           conditions:

                                  DISTRIBUTION
20.  (i)   If syndicated, names and         Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:        7 December 2006 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if       Not Applicable
           any):

21.        If non-syndicated, name and      Royal Bank of Canada DS Global Markets
           address of relevant Dealer:      Level 18
                                            167 Macquarie Street
                                            SYDNEY  NSW  2000
22.        Whether TEFRA D or TEFRA C       TEFRA Not Applicable
           rules applicable or TEFRA
           rules not applicable:

23.        Additional selling               Not Applicable
           restrictions:

LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: ___________________________

           Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING
(i)   Listing:                              Bourse de Luxembourg.

(ii)  Admission to trading:                 Application has been made for the bonds to be
                                            admitted to trading on the regulated market of the
                                            Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS
      Ratings:                              The bonds to be issued have been rated:

                                            S&P:      AAA
                                            Moody's:  Aaa

                                            An obligation rated 'AAA' by S&P has the highest
                                            credit rating assigned by Standard & Poor's.  The
                                            obligor's capacity to meet its financial commitment
                                            on the obligation is extremely strong.

                                            Obligations rated Aaa by Moody's are judged to be
                                            of the highest quality with minimal credit risk.

                                            A credit rating is not a recommendation to buy,
                                            sell or hold securities and may be revised or
                                            withdrawn by the rating agency at any time.  Each
                                            rating should be evaluated independently of any
                                            other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                See "Use of Proceeds" section in the Non US prospectus supplement or US prospectus supplement (as applicable).

(ii)  Estimated net proceeds:               Not Applicable.

(iii) Estimated total expenses:             Not Applicable.

5.    YIELD
      Indication of yield:                  5.7975

                                            Calculated as 7 basis points less than the yield on the
                                            equivalent A$ Domestic Bond issued by the Issuer under its
                                            Domestic A$ Bond Facility on the Trade Date.

                                            The yield is calculated on the Trade Date on the basis of the
                                            Issue Price.  It is not an indication of future yield.

6.    OPERATIONAL INFORMATION
(i)   ISIN Code:                            US748305BG31

(ii)  Common Code:                          027594204

(iii) CUSIP Code:                           748305BG3

(iv)  Any clearing system(s) other than     Not Applicable
Depositary Trust Company, Euroclear
Bank S.A./N.V. and Clearstream Banking,
societe anonyme and the relevant
identification number(s):

(v)   Delivery:                             Delivery free of payment

(vi)  Names and addresses of additional     Not Applicable
Paying Agent(s) (if any):